Exhibit 8.1

List of Subsidiaries and Consolidated Variable Interest Entity of Puxin Limited

Subsidiaries	Jurisdication of Incorporation	Direct Parent Company of the Subsidiary and its Jurisdiction of Incorporation
Prepshine Holdings Co., Limited	Hong Kong	Puxin Limited (Cayman Islands)

Beijing Global Education & Technology Co., Ltd.	PRC	Prepshine Holdings Co., Limited (Hong Kong)

Purong (Beijing) Information Technology Co., Ltd.	PRC	Prepshine Holdings Co., Limited (Hong Kong)

Consolidated Variable Interest Entity
Puxin Education Technology Group Co., Ltd.*	PRC

*

Puxin Education Technology Group Co., Ltd. had the following subsidiaries as of December 31, 2020, all of which are formed and operate in the PRC: (1) 138 schools which principally provide K-12 tutoring services, (2) 63 schools which principally provide study-abroad tutoring services, and (3) 59 subsidiaries acting as holding company or sponsor of training institutions that are private non-enterprise entities. Puxin Education Technology Group Co., Ltd. Wholly owned 259 subsidiaries and owned a majority equity interest of the remaining one subsidiary.